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                                                                    Exhibit 3.72

                          CERTIFICATE OF INCORPORATION
                                       OF
                          TXI RIVERSIDE CALIFORNIA INC.

                                    * * * * *

     1. The name of the corporation is TXI Riverside California Inc.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which Corporations may be organized under the General corporation Lay of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000); all of such shares shall be without Per value.

     5. The board of directors is authorized to make, alter or repeal the bylaws of the Corporation. Election of directors need not be by written ballot.

     6. The name and mailing address of the sole incorporator is:

               T. L. Ford
               Corporation Trust Center
               1209 Orange street
               Wilmington, Delaware 19801

     7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except far liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional, misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General corporation Laws of Delaware

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of December, 1997.

                                                    /s/ T. L. Ford
                                                    ----------------------------
                                                    Sole Incorporator
                                                    T. L. Ford

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